FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Fund	Fidelity Limited Term Municipal Income Fund
Trade Date	7/9/14
Settle Date	7/29/14
Security Name	WI ST 5% 05/01/16
CUSIP	97705L5K9
Price	108.149
Transaction Value	$ 2,811,874.00
Class Size	$ 77,435,000
% of Offering	3.358%
Underwriter Purchased From	Morgan Stanley
Underwriting Members: (1)	Morgan Stanley
Underwriting Members: (2)	Raymond James
Underwriting Members: (3)	FTN Financial Capital Markets
Underwriting Members: (4)	Fidelity Capital Markets
Underwriting Members: (5)	U.S. Bancorp Investments Inc.
Underwriting Members: (6)	City Securities Corp